Exhibit 99.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE SUCH INFORMATION (I) IS NOT MATERIAL, (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED, AND (III) IS THE TYPE OF INFORMATION THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

Issuer Name:	MEDIROM Healthcare Technologies Inc.
Client Name:	COZY LLC
Symbol:	MRM
Start Date:	February 13, 2023
End Date:	March 31, 2023

Rule 10b5-1 Purchase Plan and Client Representations

I, COZY LLC, hereby establish this Purchase Plan (the “Plan”) to purchase, commencing on the date specified below, American Depositary Shares (the “Shares”) representing the common shares of MEDIROM HEALTHCARE TECHNOLOGIES INC. (“Issuer”), pursuant to the requirements of Rule 10b5-1 and Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). I request that Maxim Group LLC (“Maxim”) execute the Plan as follows:

1.           Purchase Instructions

1.1         Starting on _________ and ending on _________ :

☐     purchase $________ Dollars’ worth of MRM for a total of $__________ Dollars each month, on or about the first and sixteenth day of every month, or on the first trading day thereafter, provided the price per Share is at or below $____ on the principal exchange or market on which the Shares are traded (the “Exchange”);

☒     purchase Shares pursuant to the following table;

Start Date	End Date	Share Quantity	Purchase Price at or below “Limit”
02/13/2023	03/31/2023	Not exceeding the lesser of (i) then applicable volume limitation pursuant to Rule 10b-18 of the Exchange Act, or (ii) JPY50,000,000 for the aggregate amount of total Shares purchased.	$[***]

Total:

1.2         Section Intentionally Blank

Issuer Name:	MEDIROM Healthcare Technologies Inc.
Client Name:	COZY LLC
Symbol:	MRM
Start Date:	February 13, 2023
End Date:	March 31, 2023

2.           Account Credit

In the event any scheduled purchase of Shares is not executed as provided for in Section 1 (or Section 3, if applicable) of the Plan, upon Maxim’s knowledge of such event, Maxim will purchase Shares that should have been purchased as soon as reasonably practicable, and will credit my account as if such purchase had been executed as provided for in Section 1 (or Section 3, if applicable), if needed.

3.            Suspension

3.1       If Maxim must suspend purchases allocated under the Plan, pursuant to Section 1 above, on a particular day for any of the following reasons:

1.	a day specified by the Plan is not a day on which the Shares trade regular way on the Exchange;

2.	trading of the Shares on the Exchange is suspended for any reason;

3.	there is insufficient volume for any or all of the Shares at or below the specified price; or

4.	Maxim cannot effect a purchase of Shares due to legal, regulatory or contractual restrictions applicable to it;

5.	Maxim cannot effect a purchase of Shares due to legal, regulatory or contractual restrictions applicable to me; or

6.	Maxim is notified in writing by the Issuer that a purchase of Shares should not be effected due to legal, regulatory, contractual restrictions or internal policies applicable to the Issuer or to me;

then Maxim will resume purchases in accordance with the Plan as promptly as practicable after (a) the cessation or termination of such applicable legal, regulatory or contractual restriction or other event applicable to Maxim in the case of the occurrence of an event described in 3.1.4, (b) Maxim receives notice in writing from the Issuer that it may resume purchases in accordance with Section 1 of the Plan, in the case of the occurrence of an event described in 3.1.5 and 3.1.6 above or (c) Maxim determines, using its reasonable business judgement, that it may resume purchases in accordance with the Plan in the case of the occurrence of an event described in 3.1.1, 3.1.2, and 3.1.3.

3.2      Shares allocated under the Plan for purchase during the period when trading was suspended (check one of the following):

☐       will not be purchased

☒       will be purchased as soon as possible once trading under the Plan resumes

☐        will be carried forward to be purchased with the next amount of Shares to be purchased in accordance with Section 1 of the Plan

Issuer Name:	MEDIROM Healthcare Technologies Inc.
Client Name:	COZY LLC
Symbol:	MRM
Start Date:	February 13, 2023
End Date:	March 31, 2023

4.	Termination

The Plan shall terminate on the earliest to occur of the following:

4.1       the end date listed under Section 1.1 above;

4.2       the completion of all purchases contemplated in Section 1 of the Plan;

4.3       my or Maxim’s reasonable determination that: (a) the Plan does not comply with Rule 10b5-1, Rule 10b-18 or other applicable securities laws; (b) I have not complied with the Plan, Rule 10b5-1 or other applicable securities laws; or (c) I have made misstatements in my representations or warranties in Section 8 herein;

4.4       receipt by Maxim of written notice from the Issuer or me of: (a) the commencement of a bankruptcy petition by the Issuer or me; (b) the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of the Issuer into shares of a company other than the Issuer; or (c) the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part); or

4.5       receipt by Maxim of written notice of termination from me.

5.	Execution, Average Pricing and Pro Rata Allocation of Purchases

5.1       If my order to purchase Shares pursuant to the Plan, whether market or limit, is handled by a Maxim trading desk, my order shall be handled as “not held”. A “not held” or “working order” permits a Maxim trader to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order. This provision shall only apply to orders handled by a Maxim trading desk.

5.2       Maxim may execute my order: (a) in a single transaction or multiple transactions during the course of the trading day, or (b) it may aggregate my order with other orders for other purchasers of the Issuer’s securities that may or may not have been accepted pursuant to a Rule 10b5-1 purchase plan, execute them as a block or in multiple smaller transactions, and allocate an average price to each purchaser, provided that, such aggregation of smaller transactions or the block transaction must comply with all applicable requirements of Rule 10b-18 under the Exchange Act.

5.3      When orders are aggregated, Maxim shall allocate the shares purchased pro rata among the purchasers, based on the ratio of (x) the shares to be purchased and (y) the sum of all proceeds used to purchase shares, and Maxim will provide each purchaser an “average price confirmation” that identifies the amount of securities purchased for the applicable purchaser together with an average price for purchases.

5.4       In no event shall any member of Maxim’s investment banking team who may be involved in a public offering of the Shares or other securities of the Issuer execute or be involved in the execution of my order.

Issuer Name:	MEDIROM Healthcare Technologies Inc.
Client Name:	COZY LLC
Symbol:	MRM
Start Date:	February 13, 2023
End Date:	March 31, 2023

6.	Stock Splits/Reincorporation/Reorganizations

6.1      In the event of a stock split or reverse stock split, the quantity and price at which the Shares are to be purchased will be adjusted proportionately.

6.2       In the event of a stock dividend or spin-off, the quantity and price at which the Shares are to be purchased will be adjusted as instructed by the Issuer. Any adjustment shall only become effective upon receipt by Maxim of written notice from Issuer as to the occurrence of the dividend or spin-off, as well as specific instructions as to the adjustment to the quantity and price at which Shares are to be purchased.

6.3      In the event of a reincorporation or other corporate reorganization resulting in an automatic share-for-share exchange of new shares of the Issuer for the Shares subject to the Plan, then the new shares will automatically replace the Shares originally specified in the Plan.

7.	Indemnification

7.1        I agree to indemnify and hold harmless Maxim from and against all claims, losses, damages and liabilities arising out of inquiries and/or proceedings resulting from assertions that:

1.	the Plan or purchases made under the Plan do not comply with Rule 10b5- 1 or with state securities laws or regulations prohibiting trading while in possession of material nonpublic information; and

2.	Maxim has not executed any purchases pursuant to the provisions of the Plan;

provided, however, in no event shall I indemnify or hold harmless Maxim, to the extent that any claims, losses, damages or liabilities are caused in whole or in part by the bad faith or willful misconduct of Maxim.

7.2       This indemnification will survive termination of the Plan.

Issuer Name:	MEDIROM Healthcare Technologies Inc.
Client Name:	COZY LLC
Symbol:	MRM
Start Date:	February 13, 2023
End Date:	March 31, 2023

8.	Client Representations

In consideration of Maxim accepting orders to buy securities under a written plan that I have established to meet the requirements of Rule 10b5-1 under the Exchange Act, I make the following representations, warranties and covenants:

8.1        I have established the Plan in good faith, in compliance with the requirements of Rule 10b5-1, and at a time when I was not in possession of material nonpublic information about the Issuer, whose securities are the subject of the Plan.

8.2        I have consulted with legal counsel and other advisors in connection with my decision to enter into the Plan and have confirmed that the Plan meets the criteria set forth in Rule 10b5-1.

8.3         Except as provided in the Plan and while the Plan is in effect, I confirm that:

1.	I will not engage in an offsetting or hedging transaction in violation of Rule 10b5-1; particularly, I will not place any repurchase order or effect any purchase while I am, or any of my members or managers is, in possession of material non-public information of the Issuer; and

2.	I agree to notify Maxim in advance of any sales or purchases of any of the Issuer’s securities or any derivative transactions on the Issuer’s securities.

8.4         I understand that while my plan is in effect, I may not disclose to those executing my plan at Maxim any information concerning the Issuer that might influence Maxim’s execution of the Plan.

8.5         Compliance with the Issuer’s insider trading policies.

1.	The Plan does not violate the Issuer’s insider trading policies.

2.	I have informed the Issuer of the existence and provisions of the Plan, and, if necessary under the Issuer’s insider-trading policies, authorized representatives of the Issuer have approved the Plan and retained a copy of the Plan.

3.	I hereby instruct Maxim to send duplicate copies of confirmations of all transactions executed pursuant to the Plan to the Issuer, Attention: General Counsel.

8.6         Compliance with Rule 10b-18:

I understand and agree:

1.	all purchases of securities under the Plan will be in accordance with Rule 10b-18;

2.	no purchase is permitted until after the opening transaction and that no purchase can occur during the 30 minutes before the scheduled close of the primary trading session in the principal market for the Shares, and the 30 minutes before the scheduled close of the primary trading session in the market where the purchase is effected;

Issuer Name:	MEDIROM Healthcare Technologies Inc.
Client Name:	COZY LLC
Symbol:	MRM
Start Date:	February 13, 2023
End Date:	March 31, 2023

3.	the purchase amount, other than a block purchase, is limited daily to the higher of (i) 100 Shares or (ii) 25% of the average daily trading volume during the four calendar weeks preceding the week in which the purchase is to be effected. Block purchases by the issuer must be subtracted in computing the average daily volume;

4.	no purchase may be made at a price higher than the highest independent bid or the last independent sale price, whichever is higher, quoted or reported in the consolidated system at the time the purchase is effected;

5.	I agree to make or cause to be made all necessary filings, including filings pursuant to Section 13 of the Exchange Act, and any other filings necessary pursuant to the Securities Act and/or the Exchange Act; and

6.	I agree to inform Maxim as soon as possible of any subsequent restrictions imposed on me due to changes in the securities (or other) laws or of any contractual restrictions imposed by or on the Issuer, which would prevent Maxim or me from complying with the Plan.

8.7         Delivery requirements.

1.	I agree to have delivered into the custody of Maxim prior to the date of execution of any purchases specified under the Plan necessary funds to settle the intended purchases under the Plan.

2.	I agree that Maxim’s obligation to execute purchases under the Plans is conditioned on the satisfaction of the foregoing delivery requirements.

9.	Modification

The Plan may be modified or amended only upon:

1.	the written agreement of myself and Maxim; and

2.	the receipt by Maxim of written confirmation that I have signed to the effect that the representations, warranties and covenants contained in my Client Representations, dated the date hereof, are true as of the date of such written confirmation.

10.	Counterparts

The Plan may be signed in counterparts, each of which will be an original.

11.	Entire Agreement

The Plan and my Client Representations set forth herein together constitute the entire agreement between me and Maxim with respect to the subject matter hereof and supersede any prior agreements or understandings regarding the Plan.

Issuer Name:	MEDIROM Healthcare Technologies Inc.
Client Name:	COZY LLC
Symbol:	MRM
Start Date:	February 13, 2023
End Date:	March 31, 2023

12.	Notices

All notices given by the parties under this Plan will be as follows:

If to Maxim:

Compliance Department
Maxim Group LLC
300 Park Avenue, 16th Floor
New York, NY 10022

If to me:
Cozy LLC
3-5-1 Itabashi, Itabashi-ku, Tokyo
JAPAN

13.	Officer & Director Equity Service

13.1      I authorize Maxim to transmit transaction information via fax and/or email for open window transactions and transactions under the Plan (sales and purchases) to:

Name:	Name:
Title:	Title:
Organization:	Organization:
Fax:	Fax:
Tel.:	Tel.:
e-mail:	e-mail:

13.2     Reasonable efforts will be made to transmit transaction information for open market transactions under the Plan (purchase or sale) by the close of business on the day of the purchase or sale, but no later than the close of business on the first trading day following the purchase or sale.

13.3      I acknowledge that Maxim has no obligation to confirm receipt of any email or faxed information by the designated contact. If any of the above contact information changes, or I would like to terminate this authorization, I will promptly notify Maxim in writing.

13.4     I further authorize Maxim to transmit transaction information to a third party service provider who will make the information available to my designated representative(s) listed above.

Issuer Name:	MEDIROM Healthcare Technologies Inc.
Client Name:	COZY LLC
Symbol:	MRM
Start Date:	February 13, 2023
End Date:	March 31, 2023

14.	Governing Law

This Plan will be governed by and construed in accordance with the internal laws of the State of New York.

COZY LLC

By:
Name:	Kouji Eguchi
Title:	Managing Member
Date:

Acknowledged and Agreed this _____ day of

January, 2023:

Maxim Group LLC

By:
Name:	John Sergio
Title:	COO

Annex A –Issuer Certificate

This Annex A may not be amended except in accordance with the Plan.

1.         The Issuer certifies that it has approved, and retained a copy of, the Purchase Plan relating to the Shares (the “Plan”) between COZY LLC (“Purchaser”) and Maxim Group LLC (“Maxim”) relating to the American Depositary Shares (the “Shares”) representing the common shares of the Issuer.

2.         The Plan is consistent with Issuer’s insider trading policies, and, to the best of Issuer’s knowledge, there are no legal, contractual or regulatory restrictions applicable to Purchaser as of the date of this representation that would prohibit Purchaser from entering into the Plan or affecting any purchase of Shares pursuant to the Plan.

Dated:

By:
Fumitoshi Fujiwara
Chief Financial Officer